Exhibit 99.1

Stifel Reports October 2022 Operating Data

ST. LOUIS, MO, November 28, 2022 – Stifel Financial Corp. (NYSE: SF) today reported selected operating results for October 31, 2022 in an effort to provide timely information to investors on certain key performance metrics. Due to the limited nature of this data, a consistent correlation to earnings should not be assumed.

Ronald J. Kruszewski, Chairman and Chief Executive Officer, said “The benefits of our client cash initiatives are highlighted by the increase in client deposits in October, which have continued into November. We have been able to successfully retain our existing deposit base and also bring in new cash balances. Client assets and fee-based assets increased 5% as a function of both financial advisor recruiting and appreciation in equity markets. The environment remains challenging for our Institutional Group and quarterly revenues will be driven by market conditions and the timing of advisory transactions.”

Selected Operating Data (Unaudited)

	As of			% Change
(millions)	10/31/2022	10/31/2021	9/30/2022	10/31/2021	09/30/2022
Total client assets	$382,445	$424,771	$364,824	(10)%	5%
Fee-based client assets	$142,242	$157,237	$135,521	(10)%	5%
Private Client Group fee-based client assets	$124,845	$136,755	$118,850	(9)%	5%
Bank loans, net (includes loans held for sale)	$21,182	$14,315	$20,911	48%	1%
Client money market and insured product	$26,092	$25,812	$26,082	1%	0%

Company Information

Stifel Financial Corp. (NYSE: SF) is a financial services holding company headquartered in St. Louis, Missouri, that conducts its banking, securities, and financial services business through several wholly owned subsidiaries. Stifel’s broker-dealer clients are served in the United States through Stifel, Nicolaus & Company, Incorporated, including its Eaton Partners business division; Keefe, Bruyette & Woods, Inc.; Miller Buckfire & Co., LLC; and Stifel Independent Advisors, LLC. The Company’s broker-dealer affiliates provide securities brokerage, investment banking, trading, investment advisory, and related financial services to individual investors, professional money managers, businesses, and municipalities. Stifel Bank and Stifel Bank & Trust offer a full range of consumer and commercial lending solutions. Stifel Trust Company, N.A. and Stifel Trust Company Delaware, N.A. offer trust and related services. To learn more about Stifel, please visit the Company’s website at www.stifel.com. For global disclosures, please visit www.stifel.com/investor-relations/press-releases.

Media Contact: Neil Shapiro (212) 271-3447  |  Investor Contact: Joel Jeffrey (212) 271- 3610  |  www.stifel.com/investor-relations